Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS THIRD QUARTER RESULTS

Volume Recovery and Fixed Cost Leverage Below Expectations

Production Ramping at Thailand Assembly Operation

HUTCHINSON, Minn., July 26, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $13.9 million, or $0.59 per share, on net sales of $61.0 million for its fiscal third quarter ended June 24, 2012.  The net loss for the quarter included:

▪	A $5.9 million gain on debt extinguishment and $0.4 million of debt refinancing costs related to the exchange offer, tender offers and private offering completed in April;
▪	$3.6 million of flood-related restoration and operating costs in Thailand; and
▪	$1.1 million of non-cash interest expense on outstanding debt.

Excluding these items, the company’s net loss for the quarter would have totaled $14.6 million or $0.62 per share.

In the preceding quarter, the company reported a net loss of $7.5 million, or $0.32 per share, on net sales of $65.5 million.  Excluding certain items, the non-GAAP net loss in the preceding quarter was $11.2 million, or $0.48 per share.

As the company previously reported, demand softened in the final five weeks of the third quarter, with average weekly shipments declining by more than 15 percent compared with the quarter’s first eight weeks.  Fiscal 2012 third quarter suspension assembly shipments totaled 100.1 million, compared with 96.9 million in the preceding quarter.

“We are continuing to carefully manage our costs and cash through the current demand softness,” said Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer.  “We are focusing on ramping assembly operations in Thailand, leveraging the lower costs of our TSA+ process and capturing increased volume on customers’ existing and new disk drive programs.”

Average selling price in the fiscal 2012 third quarter was $0.58, down from $0.63 in the preceding quarter and from $0.59 in the fiscal 2011 third quarter.  As previously disclosed, the higher average selling price in the preceding quarter was primarily due to increased volume of development products for new disk drive programs.  A shift in product mix toward suspension assemblies for 3.5-inch ATA applications also contributed to the sequential quarter decline.

The company incurred a gross loss of $1.2 million, or 2 percent of net sales, in the fiscal 2012 third quarter, compared with a gross profit of $2.6 million, or 4 percent of net sales, in the preceding quarter.  The slight recovery in shipment volume and a decline in variable costs were not enough to offset the sequential decline in average selling price.  Lower than expected fixed cost leverage also prevented gross margin from improving.

TSA+ suspensions accounted for 70 percent of fiscal third quarter shipments, up from 55 percent in the preceding quarter.  Rick Penn, president of the Disk Drive Components Division, said the company’s variable cost per part declined primarily as a result of the shift to a higher mix of TSA+ suspensions and improving TSA+ costs.  “We continue to expect that TSA+ suspensions will account for more than 80 percent of our shipments by the end of the current fiscal year,” said Penn.

During the third quarter, the company’s assembly operation in Thailand resumed production and began shipping products for customer qualification.  “The incremental costs associated with manufacturing in the U.S. and of carrying our Thailand assembly operation through the flood recovery period will begin to abate as we enter fiscal 2013,” said Penn.  “Near the end of fiscal 2013, we expect to begin utilizing the full capacity at our Thailand site and realizing the cost benefits we initially expected for this operation.”

Penn said the company currently expects its fiscal 2012 fourth quarter suspension assembly shipments to be about flat with the preceding quarter despite an extra week in the 14-week fourth quarter.  “Pricing will remain competitive, and we expect our fixed cost leverage to be lower sequentially due to a lower planned weekly production volume,” said Penn.

Cash and investments at the end of the fiscal 2012 third quarter totaled $61.7 million, up from $56.1 million at the end of the preceding quarter.  A reduction in receivables and inventories resulted in $12.1 million of cash generated from operations in the fiscal 2012 third quarter and capital expenditures were $7.7 million.  For the full fiscal year, the company lowered its expected capital expenditures from $35 million to $30 million.

“We currently expect to ramp several new programs in fiscal 2013 that should improve our market share,” said Fortun.  “We remain optimistic about the growth opportunities for hard disk drive storage and demand for our suspension assemblies.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives, disk drive components and the company’s products, ramping new programs, pricing, production capability and costs, capital expenditures, operating performance and assembly operations in Thailand.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:                                                             MEDIA CONTACT:
Chuck Ives                                                                                     Connie Pautz
Hutchinson Technology Inc.                                                      Hutchinson Technology Inc.
320-587-1605                                                                                   320-587-1823

[Financial Statements Follow]

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011

Net sales	$61,005	$72,180	$184,963	$203,705
Cost of sales	62,192	67,990	181,201	198,490
Gross (loss) profit	(1,187)	4,190	3,762	5,215

Research and development expenses	4,159	3,522	12,386	11,485
Selling, general and administrative
expenses	6,509	8,772	21,532	32,913
Severance and other expenses	-	(332)	(711)	6,393
Debt refinancing costs	426	-	3,926	-
Flood-related costs (net of insurance recoveries)	3,647	-	(5,186)	-
Loss from operations	(15,928)	(7,772)	(28,185)	(45,576)

Other (expense) income, net	(453)	263	373	1,657
Gain on extinguishment of long-term debt	5,897	-	5,897	5,467
Interest Income	28	17	92	114
Interest expense	(3,970)	(3,562)	(12,535)	(11,011)
Gain on short- and long-term investments	537	118	567	978
Loss before income taxes	(13,889)	(10,936)	(33,791)	(48,371)

Provision for income taxes	1	4	120	1

Net loss	$(13,890)	$(10,940)	$(33,911)	$(48,372)

Basic loss per share	$(0.59)	$(0.47)	$(1.45)	$(2.07)

Diluted loss per share	$(0.59)	$(0.47)	$(1.45)	$(2.07)

Weighted-average common shares outstanding	23,575	23,379	23,460	23,375

Weighted-average diluted shares outstanding	23,575	23,379	23,460	23,375

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	June 24,	September 25,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$60,458	$57,554
Short-term investments - restricted	1,200	1,612
Trade receivables, net	23,544	44,998
Other receivables	7,146	7,064
Inventories	45,127	55,018
Other current assets	3,288	4,312
Total current assets	140,763	170,558
Property, plant and equipment, net	208,413	223,134
Other assets	5,344	7,313
	$354,520	$401,005

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$11,548	$10,681
Accounts payable	16,104	18,373
Accrued expenses	7,806	7,759
Accrued compensation	11,449	12,431
Total current liabilities	46,907	49,244
Convertible notes, net of discount	124,419	144,159
Other long-term liabilities	1,275	1,280
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,868,000 and 23,387,000
issued and outstanding	239	234
Additional paid-in capital	429,959	419,984
Accumulated other comprehensive (loss) income	(282)	190
Accumulated loss	(247,997)	(214,086)
Total shareholders' investment	181,919	206,322
	$354,520	$401,005

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 24,	June 26,
	2012	2011
Operating activities:
Net loss	$(33,911)	$(48,372)
Adjustments to reconcile net loss to
cash provided by (used for) operating activities:
Depreciation and amortization	29,378	37,658
Stock-based compensation	1,492	1,946
Gain on short- and long-term investments	(567)	(978)
Loss on disposal of assets	388	788
Asset impairment charge	8,451	-
Non-cash interest expense	4,485	5,891
Gain on extinguishment of debt	(5,897)	(5,467)
Severance and other expenses	(1,741)	2,420
Changes in operating assets and liabilities	33,531	(1,811)
Cash provided by (used for) operating activities	35,609	(7,925)

Investing activities:
Capital expenditures	(21,595)	(9,542)
Change in restricted cash	(16)	-
Purchases of marketable securities	(2,813)	(12,412)
Sales / maturities of marketable securities	3,791	60,468
Cash (used for) provided by investing activities	(20,633)	38,514

Financing activities:
Repayments of revolving credit line	(225,745)	-
Proceeds from revolving credit line	215,336	-
Repayments of debt	(37,137)	(31,194)
Proceeds from private placement of debt	39,400	-
Debt refinancing costs	(3,926)	(1,721)
Cash used for financing activities	(12,072)	(32,915)

Net increase (decrease) in cash and cash equivalents	2,904	(2,326)

Cash and cash equivalents at beginning of period	57,554	55,639

Cash and cash equivalents at end of period	$60,458	$53,313

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 24,	June 26,	June 24,	June 26,
	2012	2011	2012	2011

Net loss (A)	$(13,890)	$(10,940)	$(33,911)	$(48,372)

Weighted average common shares outstanding (B)	23,575	23,379	23,460	23,375
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (C)	23,575	23,379	23,460	23,375

Basic loss per share [(A)/(B)]	$(0.59)	$(0.47)	$(1.45)	$(2.07)
Diluted loss per share [(A)/(C)]	$(0.59)	$(0.47)	$(1.45)	$(2.07)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	June 24,	March 25,	June 26,
	2012	2012	2011

Net loss - GAAP	$(13,890)	$(7,545)	$(10,940)
Add flood-related costs	3,647	2,440	-
Subtract flood insurance recoveries	-	(11,273)	-
Subtract severance and other expenses	-	-	(332)
Add debt refinancing costs	426	3,500	-
Subtract gain on extinguishment of debt	(5,897)	-	-
Add accelerated depreciation	-	-	2,376
Add non-cash interest expenses	1,095	1,718	1,668
Net loss - Adjusted	$(14,619)	$(11,160)	$(7,228)

Net loss per common share – GAAP:

Basic loss per share	$(0.59)	$(0.32)	$(0.47)
Diluted loss per share	$(0.59)	$(0.32)	$(0.47)

Net loss per common share – Adjusted:

Basic loss per share	$(0.62)	$(0.48)	$(0.31)
Diluted loss per share	$(0.62)	$(0.48)	$(0.31)

Weighted average common and common equivalent shares outstanding:

Basic	23,575	23,402	23,379
Diluted	23,575	23,402	23,379

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.